Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 5, 2013 (except the third paragraph in Note 15, as to which the date is May 9, 2013), in the Registration Statement (Form S-1) and related Prospectus of ChannelAdvisor Corporation and Subsidiaries for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Raleigh, North Carolina
October 28, 2013